EXHIBIT 11
                   WATKINS-JOHNSON COMPANY AND SUBSIDIARIES
                  COMPUTATION OF NET INCOME PER COMMON SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, 1992
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  YEAR ENDED DECEMBER 31
                                           -----------------------------------
                                               1994        1993        *1992
                                           ----------- ----------- -----------
For primary net income per share:
Weighted average shares outstanding  ...... 7,425,000   7,558,000   7,551,000
Equivalent shares--dilutive stock
options--
based on treasury stock method using
average market price ......................   728,000     367,000         --
                                           ----------- ----------- -----------
Total ..................................... 8,153,000   7,925,000   7,551,000
                                           =========== =========== ===========
For fully diluted net income per share:
Weighted average shares outstanding  ...... 7,425,000   7,558,000   7,551,000
Equivalent shares--dilutive stock
options--
based on treasury stock method using
greater of average or ending market price     775,000     441,000         --
                                           ----------- ----------- -----------
Total ..................................... 8,200,000   7,999,000   7,551,000
                                           =========== =========== ===========
Net income ................................$   20,961  $   11,596  $   10,401
                                           =========== =========== ===========
Primary net income per share ..............$     2.57  $     1.46  $     1.38
                                           =========== =========== ===========
Fully diluted net income per share  .......$     2.56  $     1.45  $     1.38
                                           =========== =========== ===========
- ----------
* Computation excluded dilutive stock options, totaling 139,000 equivalent shares, as their dilutive effect was not material in 1992.

This calculation is submitted in accordance with Regulation S-K, Item
601(b)(11).

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